UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 13, 2019

Date of Report (date of earliest event reported)

AirXpanders, Inc.

(Exact name of Registrant as specified in charter)

Delaware	000-55781	20-2555438
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

3047 Orchard Parkway, San Jose, CA, 95134

(Address of principal executive offices)

Registrant's telephone number, including area code: (650) 390-9000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Approval of 2018 Bonuses for Executive Officers

             On February 13, 2019, the Board of Directors (the “Board”) of AirXpanders, Inc. (the “Company”), following a recommendation from the Remuneration and Nomination Committee (the “Committee”), approved the 2018 short-term incentive (“STI”) and long-term incentive (“LTI”) bonuses for the following executive officers of the Company:

Executive Officer	Title	2018 STI	2018 LTI
Frank Grillo	President and Chief Executive Officer	$82,721	$28,020
Scott Murcray	Chief Financial Officer and Chief Operating Officer	$55,148	$23,350

            The 2018 STI portion of the bonus is payable in cash immediately. The 2018 LTI portion of the bonus is payable in stock options to purchase Class A Common Stock.  The number of stock options issued is subject to Board approval, based on the fair value of the Class A Common Stock using the common stock formula set forth in the 2018 LTI plan (subject to final Board discretion), and granted subsequent to the filing with the Australian Stock Exchange of the Company’s financial statements for the year ended December 31, 2018. In connection with approval of the stock options for the 2018 LTI portion of the bonus, the Board exercised its discretion and reduced the number of options per the terms of the 2018 LTI plan. The Board determined that the number of options to be granted to the executive officers for the 2018 LTI would be approximately 25% of the amount that would otherwise have been granted using the common stock formula as set forth in the 2018 LTI plan. Upon grant of the stock options, the options will vest 25% after one year, with the remaining balance vesting 1/36 per month for 36 months, for a total vesting period of 4 years, so long as the executive officer is an employee of the Company at the date each tranche of options vest. In the case of Mr. Grillo, the issuance of the stock options is also subject to stockholder approval at the 2019 Annual Stockholder Meeting.

Approval of 2019 Salaries and Target Bonuses for Executive Officers

             On February 13, 2019, the Board, following a recommendation from the Committee, approved the salaries and target STI and LTI bonuses and plans for 2019 for the following executive officers of the Company:

Executive Officer	Title	2019 Salary	Target STI as a % of Salary	Target LTI as a % of Salary
Frank Grillo	President and Chief Executive Officer	$463,500	30%	50%
Scott Murcray	Chief Financial Officer and Chief Operating Officer	$309,000	30%	35%

               The 2019 salaries will be effective March 1, 2019. The actual STI bonus for 2019 for Mr. Grillo may range between 0% and 112% of the target bonus amount depending on the Company’s actual financial performance as compared to specified targets set for 2019 revenues and cash flow, as well as other corporate objectives which were recommended by the Committee and approved by the Board. The actual STI bonus for 2019 for Mr. Murcray may range between 0% and 109% of the target bonus amount depending on the Company’s actual financial performance as compared to specified targets set for 2019 revenues and cash flow, as well as other corporate and individual objectives which were recommended by the Committee and approved by the Board. STI bonuses are payable in cash as long as the executive officer is an employee of the Company at the date of payment. The actual LTI bonus for 2019 for Mr. Grillo may range between 0% and 106% of the target bonus amount depending on the Company’s total shareholder return relative to an appropriate peer group selected by the Board, and actual financial performance as compared to specified targets set for 2019 revenues and cash flow, as well as other corporate objectives which were recommended by the Committee and approved by the Board. LTI bonuses will be payable in stock options to purchase Class A Common Stock.  The actual LTI bonus for 2019 for Mr. Murcray may range between 0% and 104.8% of the target bonus amount depending on the Company’s total shareholder return relative to an appropriate peer group selected by the Board, and actual financial performance as compared to specified targets set for 2019 revenues and cash flow, as well as other corporate and individual objectives which were recommended by the Committee and approved by the Board. LTI bonuses will be payable in stock options to purchase Class A Common Stock.  The number of stock options issued shall be subject to Board approval, based on a ten-day weighted average closing price of our securities on the Australian Securities Exchange using the common stock formula as set forth in the 2019 LTI bonus plan, and granted subsequent to the issuance of the Company’s 2019 financial statements.  Upon grant of the stock options, the options will vest 25% after one year, with the remaining balance vesting 1/36 per month for 36 months, for a total vesting period of 4 years, so long as the executive officer is an employee of the Company at the date each tranche of options vest. In the case of Mr. Grillo, the issuance of the stock options is also subject to stockholder approval at the 2020 Annual Stockholder Meeting. The final number of options to be granted under the 2019 LTI bonus plan is subject to Board discretion.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 19, 2019	AIRXPANDERS, INC.

/s/ Scott Murcray
Scott Murcray Chief Financial Officer and Chief Operating Office
Duly Authorized Officer